Exhibit 4.2

FORM OF SUBSTITUTION OF AGENT AND
CONFIRMATORY ASSIGNMENT OF MORTGAGE

KNOW ALL MEN BY THESE PRESENTS:
A.    Eurohypo AG, New York Branch (“Eurohypo”), as Administrative Agent (defined in the Credit Agreement described below), is the “Mortgagee” under that certain mortgage (the “Mortgage”) described on Exhibit A attached hereto and made a part hereof made by [ ], as Mortgagor, which Mortgage encumbers the real property described in Exhibit B attached hereto and made a part hereof.

B.    Eurohypo is the Administrative Agent pursuant to that certain Third Amended and Restated Secured Revolving Credit Agreement dated July 29, 2011 (the “Credit Agreement”).

C.    Simultaneously herewith, pursuant to Substitution of Agent and Second Amendment to Third Amended and Restated Secured Revolving Credit Agreement, Eurohypo is resigning as Administrative Agent and JPMorgan Chase Bank, N.A. (“JPM”) is being substituted as Administrative Agent in its place and stead.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are acknowledged hereby:
1.    JPM, in its capacity as successor Administrative Agent, is hereby substituted for Eurohypo as Mortgagee under the Mortgage.

2.    In confirmation of same, Eurohypo, as resigning Administrative Agent, hereby sells, assigns, transfers and sets over all of the Mortgagee's right, title and interest in and to the Mortgage, TO HAVE AND HOLD the same unto JPM, as successor Administrative Agent, its successors and assigns, forever.

3.    Eurohypo represents and warrants that it has not previously assigned the Mortgage and that it has duly authorized and executed this instrument. In all other respects, this instrument is made without recourse, representation or warranty.

4.    The address of Eurohypo is 1301 Avenue of the Americas, 35th Floor, New York, New York 10019. The address of JPM is 201 North Central, Mail Code AZ1-1328, Phoenix, Arizona 85004.

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IN WITNESS WHEREOF, the parties have caused this instrument to be executed as of the 1st day of June, 2012.

EUROHYPO AG, NEW YORK BRANCH By: Name: Title: By: Name: Title:

STATE OF              )
) SS.
COUNTY OF              )

The foregoing instrument was acknowledged before me this ____ day of ___________, 2012, by ____________________________, and _________________, authorized signatories of Eurohypo AG, New York Branch, on behalf of said Bank, who is known to me or produced ________________________ as identification.

Notary's
Signature: ___________________________
Notary's Name: _______________________
                                Notary Public

State of ________, County of ____________
My commission Expires: ________________
Acting in the County of: _________________

This instrument prepared by, and after recording please return to:
Katten Muchin Rosenman LLP
525 W. Monroe Street
Chicago, IL 60661
Attention: Mark C. Simon, Esq.

COUNTERPART SIGNATURE PAGE
TO SUBSTITUTION OF AGENT AND
CONFIRMATORY ASSIGNMENT

Accepted:

JPMORGAN CHASE BANK, N.A. By: Name: Title:

STATE OF             )
) ss.
COUNTY OF             )

I, the undersigned, a Notary Public in and for the County and State aforesaid, do hereby certify that ______________________, personally known to me to be the ______________ of JPMORGAN CHASE BANK, N.A., a National Banking Association, and personally known to be the same person whose name is subscribed to the foregoing instrument as such, appeared before me and acknowledged that he/she signed and delivered the said instrument in his/her capacity as ________________ of said National Banking Association, as his/her free and voluntary act and deed of said National Banking Association, for the uses and purposes therein set forth.
Given under my hand and official seal this _____ day of ______________, 2012.

[NOTARY SEAL]
Notary Public

My commission expires: ________________